General Steel CEO Named Vice President of China Chamber of Metallurgical Industry
Yu appointed to help enhance communications among member companies, the steel industry and Chinese government

    * Monday April 20, 2009, 6:00 am EDT

BEIJING, April 20 /PRNewswire-Asia-FirstCall/ -- General Steel Holdings, Inc. ("General Steel" or the "Company") (NYSE: GSI - News), one of China's leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced that the Company's chairman and chief executive officer Mr. Henry Yu has been named vice president of the China Chamber of Metallurgical Industry (the "Chamber").

Founded in 2006, the Chamber connects non-state-owned metals companies, primarily steelmakers and steel-related companies, with the goal of creating a platform for improved information sharing and cooperation within the industry. Additionally, it strives to build a favorable external political environment for members' business development initiatives by voicing their opinions, requirements, and suggestions to the Chinese government.

Mr. Zhao Xizi, honorary president of the Chamber, and former director-general of the State Bureau of Metallurgical Industry commented, "Non-state-owned steel companies are an integral part of China's industrial mix. Henry's twenty years of industry experience and General Steel's leadership in the steel space will be helpful toward streamlining communication and collaboration between the public and private sectors."

"It is an honor to be named vice president of such a respected and influential group of industry professionals," said Mr. Yu. "As the government accelerates its efforts to consolidate the industry and put production capacity in the hands of more efficient producers, I'm confident that General Steel and other non-state-owned producers will play a central role. With over twenty years of operating experience, access to the western capital market and a track record of successfully merging, creating joint ventures and acquiring both state-owned and private enterprises, we are well positioned to make a unique contribution to this group."

Approximately 80% of private-sector steelmakers in China have production capacity of over two million metric tons per year. Mr. Shen Wenrong, board chairman of Jiangsu Shagang Group is currently the president of the China Chamber of Metallurgical Industry. Jiangsu Shagang Group is the largest private mill in China and the eighth-largest steelmaker in the world by 2008 output.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI - News), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 6.3 million metric tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including rebar, hot-rolled carbon and silicon sheet, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit http://www.gshi-steel.com.

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

    For investor and media inquiries, please contact:

    In China:

     Jing Ou-Yang
     General Steel Holdings, Inc.
     Tel:   +86-10-5879-7346
     Email: jing.ouyang@gshi-steel.com

     Justin Knapp
     Ogilvy Financial, Beijing
     Tel:   +86-10-8520-6556
     Email: justin.knapp@ogilvy.com

    In the United States:

     Jessica Barist Cohen
     Ogilvy Financial, New York
     Tel:   +1-646-460-9989
     Email: jessica.cohen@ogilvypr.com